Exhibit 10.110

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF

VCAMPUS CORPORATION

I.                                         Creation of Series B-1 Convertible Preferred Stock.

The undersigned officer of VCampus Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Preferences and Rights (the “Series B-1 Certificate of Designations”) and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended Certificate of Incorporation”), which authorizes 171,586 shares of undesignated preferred stock, par value $0.01 per share, of which prior to the date hereof 5,000 shares have been designated as Series A-1 Convertible Preferred Stock, 2,342 of which are outstanding on the date hereof, and 166,586 shares remain undesignated, the Board of Directors is authorized, within the limitations and restrictions stated in the Amended Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof; and

RESOLVED, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the preferred stock consisting of 5,000 shares to be designated Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”); and

RESOLVED, that the Series B-1 Preferred Stock is hereby authorized on the terms and with the provisions herein set forth:

II.                                     Provisions Relating to the Preferred Stock.

1.                                       Rank. Subject to the rights of additional series of Preferred Stock that may be designated by the Board of Directors from time to time, the Series B-1 Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank parri passu with the Corporation’s Series A-1 Preferred Stock and senior and prior in right to (a) each class of common stock of the Corporation, (b) any series of preferred stock hereafter created (except for any parri passu preferred stock and except as may otherwise be consented to by holders of a majority of the Series B-1 Preferred Stock) and (c) any other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms rank junior to the Series B-1 Preferred Stock (all of such classes or series of capital stock and other equity interests, including, without limitation, all classes of common stock of the Corporation, are collectively referred to as “Junior Securities”).

2.                                       Dividends.

(a)                                Amount. Subject to the parri passu rights of the holders of Series A-1 Preferred Stock and the rights of additional series of Preferred Stock that may be designated by the board from time to time and in preference to all holders of common stock, the holders of Series B-1 Preferred Stock shall be entitled to receive quarterly dividends (the “Series B-1 Dividends”) for the shares of Series B-1 Preferred Stock still then outstanding at an annual rate equal to the greater of:

(i)                                                       sixteen percent (16%) of the Series B-1 purchase price per share (as such dollar amount shall be appropriately adjusted for stock dividends, stock combinations, recapitalizations or the like); and

(ii)                                                    six percent (6%) of the Net Sales Proceeds (defined below) received by the Corporation from the sale, licensing or distribution of Covered Courses (defined below) during the applicable quarter (such 6% calculation to be prorated for any portion of the Series B-1 Preferred Stock that is redeemed or converted – for example, if 25% of the shares of Series B-1 Preferred Stock were redeemed, representing $575,000 of the original $2,300,000 Purchase Price, then the dividend calculated under this Section 2(a)(ii) would be based on 4.5% (25% less than the original 6% amount) of the Net Sales Proceeds),

(such higher amount, the “Series B-1 Quarterly Dividend Amount”), on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Dividend Date”) after the date on which such shares of Series B-1 Preferred Stock were issued (the “Series B-1 Original Issue Date” for such share), provided, however, the first quarterly dividend shall not be due and payable until June 30, 2006, and provided further that the amount of dividends on the first Quarterly Dividend Date shall equal the Series B-1 Quarterly Dividend Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series B-1 Original Issue Date for such share to and including such first Quarterly Dividend Date (June 30, 2006), and (B) the denominator of which is ninety (90). The Series B-1 Dividend shall be paid in cash within 45 days after each Quarterly Dividend Date. The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above; provided, however, that the Corporation is, and may continue to be, subject to:  (i) applicable Delaware law governing payment of cash dividends in the event of insolvency; and (ii) restrictions on the payment of cash dividends in the event of default under the Corporation’s 2004 Series A and Series B Senior Secured Convertible Notes due April 1, 2009, as issued in the Corporation’s March 2004 financing.

(b)                                 Definitions. For purposes of this Section 2, “Net Sales Proceeds” shall mean the aggregate quarterly gross cash proceeds, if any, actually received by the Corporation from the sale, licensing, distribution or other disposition of Covered Courses, less any adjustments for third-party fees and royalties, discounts, refunds, returns, chargebacks, rebates, credit card fees, sales and use tax (including any VAT tax) and similar items paid or payable by the Corporation in connection therewith. In the event the Corporation is required or has to litigate to obtain, maintain or collect such Net Sales Proceeds, the Corporation shall be entitled to deduct reasonable attorney’s fees, costs and expenses relating thereto from the Net Sales Proceeds. “Covered Courses” shall mean two courses (whether in online or any other format used and marketed by the Corporation) that the Corporation now owns or subsequently acquires, as selected pursuant to the mutual agreement of the Corporation and the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, and the parties hereby authorize and agree to the filing of an amendment to this Certificate of Designation to evidence such mutual agreement promptly following the execution thereof.

(c)                                  Audit and Inspection Rights. The Corporation shall maintain, so long as the Series B-1 Preferred Stock remains outstanding and for at least one (1) year thereafter, records sufficient to demonstrate its compliance with its Series B-1 Dividends obligation. The Corporation shall make such records available for inspection and copying by the Series B-1 holders or their representatives, during normal business hours upon reasonable advance notice, for the purpose of confirming the Corporation’s compliance with its obligations under this Section 2. The Series B-1 holders may at their election engage an independent public accounting firm to conduct an audit of amounts due the Series B-1 holders under this Section 2. If in the written opinion of such auditors there has been an under-reporting by the Corporation of more than ten percent (10%) of the total amounts due during any quarter, the Corporation shall pay the costs of such audit (up to $10,000) in addition to all unpaid amounts then owing.

(d)                                 So long as any shares of Series B-1 Preferred Stock are outstanding, the Corporation will not declare, pay or set apart for payment any dividends on (except dividends payable in common stock of the Corporation), or make any other distribution on or redeem, purchase or otherwise acquire, any Junior Securities and will not permit any Subsidiary or other Affiliate (using funds of the Corporation or any Subsidiary) to redeem, purchase or otherwise acquire for value, any Junior Securities. Notwithstanding the foregoing provisions of this Section 2(b), the Corporation or any Subsidiary may (i) make payments in respect of fractional shares of Junior Securities and (ii) repurchase, redeem or otherwise acquire for value any Junior Securities from any employee or former employee of the Corporation or any Subsidiary in connection with the termination of employment by the Corporation or any Subsidiary or by such employee or former employee, whether by reason of death, disability, retirement or otherwise.

3.                                       Liquidation. Subject to the parri passu rights of the holders of Series A-1 Preferred Stock and the rights of additional series of Preferred Stock that may be designated by the Board from time to time, upon a change in control pursuant to which the stockholders of the Corporation immediately prior to such change in control possess less than forty percent (40%) of the voting power of the acquiring entity immediately following such change in control, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series B-1 Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, to receive from the assets of the Corporation available for distribution to stockholders, an amount per share equal to 150% of the purchase price per share paid for the Series B-1 Preferred Stock, as adjusted to reflect any and all subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations (by reclassification or otherwise) of the Series B-1 Preferred Stock occurring after the Issue Date, plus all declared but unpaid dividends (the “Series B-1 Liquidation Preference”). If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series A-1 and Series B-1 Preferred Stock of their Liquidation Preferences, then the entire assets of the Corporation legally available for distribution shall be distributed ratably in accordance with the respective Series A-1 and Series B-1 Liquidation Preferences among such holders. For purposes of this Section 3, a Liquidation Event shall be deemed to be occasioned by, and to include, (i) the Corporation’s sale of all or substantially all of its assets or capital stock or (ii) any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding the Series B-1 financing) that will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction or series of related transactions holding securities representing less than forty percent (40%) of the voting power of the surviving entity immediately following such transaction or series of related transactions.

4.                                       Voting. Except as expressly provided by law, the shares of Series B-1 Preferred Stock shall be non-voting.

5.                                       Conversion of Series B-1 Preferred Stock into Common Stock.

(a)                                  Conversion Procedure.

(i)                                     At any time after the third anniversary of the Original Series B-1 Issue Date, or otherwise at any time during the pendency of any Redemption Notice (defined below), any holder of Series B-1 Preferred Stock may convert all or any portion of the Series B-1 Preferred Stock held by such holder into a number of shares of Conversion Stock (as defined in Section 7) computed by multiplying the number of shares to be converted by the purchase price thereof and dividing the result by the Conversion Price (as defined in subsection 5(b)) then in effect.

(ii)                                  Each voluntary conversion of Series B-1 Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the notice of election of such conversion is delivered (which can be by facsimile) to the Corporation by such holder. Until the certificates representing the shares of Series B-1 Preferred Stock which are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series B-1 Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series B-1 Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)                               Notwithstanding any other provision hereof, if a conversion of shares is to be made in connection with a Public Offering (as defined in Section 7), the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

(iv)                              As soon as practicable, but in any event within five (5) business days, after a conversion has been duly effected in accordance with clause (i) above, the Corporation shall deliver to the converting holder:  (A) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)                                 The issuance of certificates for shares of Conversion Stock upon conversion of Series B-1 Preferred Stock shall be made without charge to the holders of such Series B-1 Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted. Upon conversion of any shares of Series B-1 Preferred Stock, the Corporation shall use its best efforts to take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vi)                              The Corporation shall not close its books against the transfer of Series B-1 Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B-1 Preferred Stock in any manner that interferes with the timely conversion of Series B-1 Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B-1 Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

(vii)                           No fractional shares of Conversion Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B-1 Preferred Stock. If more than one share of Series B-1 Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Conversion Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series B-1 Preferred Stock so surrendered by such record holder. Instead of any fractional share of Conversion Stock otherwise issuable upon conversion of any shares of the Series B-1 Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Conversion Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

(viii)                        The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B-1 Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series B-1 Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder. The Corporation shall use its best efforts to take all such actions as may be necessary (including soliciting shareholder approval at its next annual meeting) to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be promptly delivered by the Corporation upon each such issuance).

(b)                                 Conversion Price. “Conversion Price” for the Series B-1 Preferred Stock shall be determined based on the following formula:

where:

y  = Conversion Price

x  = last closing bid price of the common stock prior to conversion

And when x is less than $1.64, then:

y = $1.64

And where x is between $1.63 and $2.01, then:

y = 90% of x (subject to Conversion Price floor of $1.64)

And when x is between $2.00 and $10.00, then:

y = -0.038x(2) + 1.04x – 0.2872

And when x is $10.00 or more, then:

y  = 62.5% of x

(c)                                  Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the applicable Conversion Price (and/or the numbers in the Conversion Price formula set forth above, including the Conversion Price floor) in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

(d)                                 Consolidation, Merger or Sale for Assets. Any consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of common stock are entitled to receive (either directly or upon subsequent liquidation) assets other than Conversion Stock (“Assets”) with respect to or in exchange for common stock is referred to herein as a “Fundamental Change.” Prior to the consummation of any Fundamental Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series B-1 Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B-1 Preferred Stock, such Assets as such holder would have received in connection with such Fundamental Change if such holder had converted its Series B-1 Preferred Stock into Conversion Stock immediately prior to such Fundamental Change. The Corporation shall not effect any Fundamental Change, consolidation, merger or sale unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(e)                                  Notices.

(i)                                     Promptly upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of Series B-1 Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)                                  The Corporation shall give written notice to all holders of Series B-1 Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon common stock, (B) with respect to any pro rata subscription offer to holders of common stock, or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.

(iii)                               The Corporation shall give written notice to the holders of Series B-1 Preferred Stock at least ten (10) days prior to the date on which any Fundamental Change shall take place, which notice may be one and the same as that required by (ii) above.

(f)                                    Automatic Conversion.

(i)                                     Each share of Series B-1 Preferred Stock shall automatically be converted into shares of common stock at the then applicable Conversion Price (or upon such other terms as the Corporation and holders of 75% or more of the then outstanding shares of Series B-1 Preferred Stock may agree) upon the written consent of the Corporation and holders of 75% or more of the then outstanding shares of Series B-1 Preferred Stock.

(ii)                                  Following completion of an automatic conversion pursuant to this Section 5(f), each former holder of Series B-1 Preferred Stock shall promptly surrender to the Corporation for cancellation such holder’s Series B-1 Preferred Stock certificate(s), or lost instrument declarations and indemnifications reasonably satisfactory to the Corporation, duly endorsed. The Corporation shall have no obligation to issue certificates representing the common stock issued upon conversion until such documents are delivered to the Corporation.

(g)                                 Conversion Cap. Notwithstanding any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B-1 Preferred Stock if and to the extent the issuance of such shares of Common Stock would exceed the number of shares (the “Exchange Cap”) then permitted to be issued without violation of the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by applicable rules and regulations of the Principal Market for issuances of Common Stock in excess of the Exchange Cap. If and to the extent the Exchange Cap applies, no original purchaser of Series B-1 Preferred Stock shall be issued, upon conversion of Series B-1 Preferred Stock, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the number of shares of Series B-1 Preferred Stock originally issued to such Investor and the denominator of which is the aggregate amount of all the Series B-1 Preferred Stock issued to the original purchasers of such securities (the “Cap Allocation Amount”). In the event that any original holder of Series B-1 Preferred Stock shall sell or otherwise transfer any of such holder’s Series B-1 Preferred Stock, the transferee shall be allocated a pro rata portion of such holder’s Cap Allocation Amount. In the event that a requested conversion would violate the aforementioned rules, the Corporation agrees to undertake best efforts to obtain such approval within 180 days of such request for conversion.

6.                                       Corporation Redemption Rights. At the option of the Corporation, upon at least 30 days’ written notice to the holders of Series B-1 Preferred Stock, the Corporation may redeem some or all of the Series B-1 Preferred Stock, at a redemption price equal to the following percentage of the original Series B-1 purchase price (plus all accrued but unpaid dividends):

For Redemptions Effected Before this Date	% of Purchase Price

January 1, 2007	120%

July 1, 2007	130%

January 1, 2008	140%

July 1, 2008	150%

The redemption price for any redemptions effected after July 1, 2008 shall be equal to 160% of the original Series B-1 purchase price (plus all accrued but unpaid dividends). Holders of Series B-1 Preferred Stock shall be entitled to convert their shares of Series B-1 Preferred Stock into common stock during the 30-day notice period of this Section 6. Prior to the date fixed for any redemption of shares, a notice (the “Redemption Notice”) specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record of the shares of Series B-1 Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder’s certificate or certificates representing the number of shares specified in the notice of redemption; provided, however, the Corporation cannot provide notice of redemption unless and until the Corporation has available cash to effect the redemption and the registration statement covering the resale of the Conversion Stock has been declared effective and, to the extent required by the Registration Rights Agreement dated as of the Closing Date, remains effective. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Series B-1 Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the redemption date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

7.                                       Definitions. The following terms have the meanings specified below:

(a)                                  Affiliate. The term “Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person), (ii) any Person who is a beneficial owner of at least 10% of the then outstanding voting capital stock (or options, warrants or other securities which, after giving effect to the exercise thereof, would entitle the holder thereof to hold at least 10% of the then outstanding voting capital stock) of the Corporation (or other Specified Person), (iii) any director or executive officer of the Corporation (or other Specified Person) or Person of which the Corporation (or other Specified Person) shall, directly or indirectly, either beneficially or of record, own at least 10% of the then outstanding equity securities of such Person, and (iv) in the case of Persons specified above who are individuals, Family Members of such Person; provided, however, that no holder of Preferred Stock nor any of their designated members of the Board of Directors shall be an Affiliate of the Corporation for purposes hereof.

(b)                                 Board of Directors. The term “Board of Directors” shall mean the Board of Directors of the Corporation.

(c)                                  Conversion Stock. The term “Conversion Stock” shall mean the shares of common stock issuable upon conversion of shares of Series B-1 Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B-1 Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Series B-1 Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

(d)                                 Family Members. The term “Family Members” shall mean, as applied to any individual, any spouse, child, grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the benefit of one or more of such Persons (other than any trust administered by an independent trustee) and each custodian of property of one or more such Persons.

(e)                                  Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

(f)                                    “Principal Market” means the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Capital Market, or the Nasdaq OTC Bulletin Board, whichever is at the applicable time the principal trading exchange or market for the common stock, based upon share volume.

(g)                                 Public Offering. The term “Public Offering” shall mean any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time, or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

(h)                                 Subsidiary. The term “Subsidiary” shall mean any Person of which the Corporation shall at the time own, directly or indirectly through another Subsidiary, 50% or more of the outstanding voting capital stock (or other shares of beneficial interest with voting rights), or which the Corporation shall otherwise control.

IN WITNESS WHEREOF, VCampus Corporation has caused this certificate to be signed by its duly authorized officer as of the 13th day of March 2006.

VCAMPUS CORPORATION

By:	/s/ Christopher L. Nelson

Name:	Christopher L. Nelson

Title:	Chief Financial Officer